Horizon Technology Finance Announces Fourth Quarter

And Full Year 2013 Financial Results

Continues to Capitalize on Earnings Power of Venture Loan Portfolio

FARMINGTON, Conn., March 11, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity-backed development-stage companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter and Full Year 2013 Highlights

•	Earned net investment income of $3.4 million, or $0.35 per share, for the fourth quarter and $13.3 million, or $1.38 per share, for the year ended 2013
•	Achieved a portfolio weighted average yield of 15.5% for the fourth quarter and 14.4% for the year ended 2013
•	Experienced liquidity events from four portfolio companies in the fourth quarter and 11 portfolio companies for the full year 2013
•	Held warrants and equity in 11 public companies with an aggregate fair value of $2.0 million at year-end 2013
•	Ended the year with an investment portfolio of $221.3 million
•	Closed new loan commitments totaling $21.0 million and $88.0 million for the fourth quarter and year ended 2013, respectively
•	Funded $19.2 million and $88.4 million in venture loans for the fourth quarter and full year 2013, respectively
•	47% and 14% of new debt investments funded priced at floating interest rates for the fourth quarter and full year 2013, respectively
•	Unfunded loan approvals and commitments totaled $19.0 million at year-end 2013 with 89% priced at floating interest rates
•	Net asset value equaled $135.8 million, or $14.14 per share, as of December 31, 2013
•	Total liquidity as of December 31, 2013 was $39.5 million
•	Asset coverage for borrowed amounts was 211% as of December 31, 2013
•	Declared dividends of $0.115 per share for each of April, May and June 2014, increasing cumulative declared dividends to $5.27 per share since going public in October 2010

“During 2013, Horizon delivered positive results for shareholders by actively managing its existing portfolio of earning assets and capitalizing on profitable liquidity events,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “We are pleased to have achieved a strong overall yield on our loan investments, enabling Horizon to earn net investment income for the year that was consistent with our aggregate dividend payments in 2013. Since implementing our current dividend policy, net investment income has exceeded our dividends.”

Mr. Pomeroy added, “We expect our dynamic venture portfolio to continue to produce high current pay interest income, attractive fees, and gains from our warrant and equity positions. The resurgent IPO and M&A market that began in 2013 is expected to continue in 2014 providing potential portfolio liquidity events and exits from our warrant and equity portfolio. Our team remains dedicated to generating attractive risk-adjusted returns as we continue to take advantage of select high yielding loan investments and seek opportunities to monetize our warrant positions in 73 companies.”

Operating Results

Total investment income increased 10.5% to $8.8 million for the three months ended December 31, 2013, as compared to $7.9 million for the three months ended December 31, 2012. Interest income on investments rose year-over-year primarily due to the increased average size of the loan portfolio. Additionally, fee income increased year-over-year primarily due to a one-time success fee of $0.4 million received upon the completion of an acquisition of one portfolio company. For the year ended December 31, 2013, total investment income increased 26.2% to $33.6 million, as compared to $26.7 million for the year ended December 31, 2012.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended December 31, 2013 and 2012 was 15.5% and 14.7%, respectively. The Company’s dollar-weighted average annualized portfolio yield on average loans for the years ended December 31, 2013 and 2012 was 14.4% and 14.2%, respectively.

Total expenses for the three months ended December 31, 2013 were $5.3 million, as compared to $4.3 million for the three months ended December 31, 2012. Interest expense increased year-over-year primarily due to the increase in average debt outstanding. Total expenses for the year ended December 31, 2013 were $20.1 million, as compared to $14.4 million for the year ended December 31, 2012.

For the three months ended December 31, 2013 and 2012, net investment income was $3.4 million, or $0.35 per share, and $3.4 million, or $0.36 per share, respectively. For the years ended December 31, 2013 and 2012, net investment income was $13.3 million, or $1.38 per share, and $12.0 million, or $1.41 per share, respectively.

For the three months ended December 31, 2013, the Company reported a net realized loss on investments of $1.7 million, or $0.17 per share, which was primarily due to the settlement of Horizon’s outstanding loan to ACT Biotech, Inc. (“ACT”). As previously announced, Horizon received a cash payment of approximately $2.1 million, which Horizon applied to its venture loan balance. Horizon also received the right to receive up to $17 million in contingent contractual success payments. Although Horizon realized a loss on its loan to ACT totaling $1.8 million for the three months ended December 31, 2013, the Company had previously incurred unrealized depreciation of $1.2 million of this $1.8 million in prior periods. For the three months ended December 31, 2012, Horizon realized net gains on investments of $0.2 million, or $0.02 per share, resulting from the sale of stock acquired through the exercise of warrants in one portfolio company. For the year ended December 31, 2013, the Company reported a net realized loss on investments of $7.5 million, or $0.78 per share, as compared to a net realized gain on investments of $0.1 million, or $0.01 per share, for the year ended December 31, 2012.

For the three months ended December 31, 2013, the net unrealized depreciation on investments was $6.3 million, or $0.65 per share, which was primarily due to $5.3 million of unrealized depreciation on five debt investments on non-accrual status, partially offset by the reversal of previously recorded unrealized depreciation of $1.2 million on one of the Company’s debt investments. This compares to net unrealized depreciation on investments of $8.0 million, or $0.84 per share, for the three months ended December 31, 2012, which was primarily due to unrealized depreciation on three debt investments that were on non-accrual status. For the years ended December 31, 2013 and 2012, net unrealized depreciation on investments was $2.3 million, or $0.23 per share, and $8.1 million, or $0.95 per share, respectively.

Portfolio Summary and Investment Activity

As of December 31, 2013, the Company’s debt portfolio consisted of 49 secured loans with an aggregate fair value of $213.8 million. In addition, the Company’s warrant portfolio consisting of 73 investments had an aggregate fair value of $6.0 million as of December 31, 2013. Total portfolio investment activity as of and for the three and twelve months ended December 31, 2013 and 2012 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Beginning portfolio	$241,319	$220,909	$228,613	$178,013
New loan funding	19,219	66,743	88,362	184,202
Less refinanced balances	—	(14,556)	—	(45,295)
Net new loan funding	19,219	52,187	88,362	138,907
Principal payments received on investments	(11,973)	(10,570)	(41,166)	(39,092)
Early pay-offs	(19,570)	(26,627)	(46,331)	(42,291)
Accretion of loan fees	640	833	2,635	2,531
New loan fees	(240)	(556)	(1,076)	(1,676)
New equity	—	—	73	—
Proceeds from sale of investments	(161)	(268)	(200)	(306)
Net realized gain (loss) on investments	(1,670)	169	(7,299)	108
Net depreciation on investments	(6,250)	(7,996)	(2,254)	(8,113)
Other	—	532	(73)	532
Ending portfolio	$221,284	$228,613	$221,284	$228,613

Net Asset Value

At December 31, 2013, the Company’s net assets were $135.8 million, or $14.14 per share, as compared to $145.0 million, or $15.15 per share, as of December 31, 2012, and $143.4 million, or $14.95 per share, as of September 30, 2013.

For the three months ended December 31, 2013, the net decrease in net assets resulting from operations was $4.5 million, or $0.47 per share. This compares to a net decrease in net assets resulting from operations of $4.4 million, or $0.46 per share, for the three months ended December 31, 2012. For the years ended December 31, 2013 and 2012, the net increase in net assets resulting from operations was $3.5 million, or $0.37 per share, and $4.0 million, or $0.47 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2013 and 2012:

	December 31, 2013		December 31, 2012
	Loans at Fair Value	Percentage of Loan Portfolio	Loans at Fair Value	Percentage of Loan Portfolio

Credit Rating
4	$30,385	14.2%	$30,818	14.0%
3	167,231	78.3%	181,019	82.2%
2	2,199	1.0%	3,560	1.6%
1	13,939	6.5%	4,900	2.2%
Total	$213,754	100.0%	$220,297	100.0%

As of December 31, 2013 and 2012, the Company’s loan portfolio had a weighted average credit rating of 3.0 and 3.2, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk.

Liquidity Events

As previously announced, Horizon experienced liquidity events from four portfolio companies during the quarter ended December 31, 2013, increasing the total number of liquidity events to 11 for the full year 2013. Liquidity events for Horizon may consist of the exercise of warrants in portfolio companies, loan prepayments or receipt of success fees.

Liquidity and Capital Resources

As of December 31, 2013, the Company had $39.5 million in available liquidity, including cash and investments in money market funds totaling $26.5 million, and $13 million in funds available under existing credit facility commitments.

As of December 31, 2013, there were no borrowings outstanding under the Company’s revolving credit facility and there was $10 million outstanding under the Company’s term loan credit facility. As of December 31, 2013, 92% of the Company’s total borrowings outstanding were at a fixed interest rate and 65% of the Company’s total borrowings outstanding were fixed at an interest rate of 3.0%.

As of December 31, 2013, the asset coverage for borrowed amounts was 211%.

In November 2013, Horizon renewed and amended its revolving credit facility previously administered by Wells Fargo Capital Finance and facilitated the assignment of all rights and obligations under the facility to Key Equipment Finance, Inc. (“Key”). This facility provides a $50 million commitment from Key and contains an “accordion” feature allowing additional lenders to make commitments up to an aggregate commitment of $150 million. The credit facility has a three-year revolving period followed by a two-year amortization period, maturing on November 4, 2018. Amounts borrowed bear interest at LIBOR plus a margin of 3.25%, with a LIBOR floor of 0.75% and a maximum advance rate of 50% against eligible loans. Horizon intends to use the facility to leverage new and existing loans secured by a first lien as well as a second lien.

In June 2013, Horizon completed a $189.3 million securitization of its secured loans. The Company’s wholly owned subsidiary issued $90.0 million of notes (the “Notes”) rated A2 (sf) by Moody’s Investors Service, Inc. which were backed by $189.3 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 3.00% per annum and have a stated maturity date of May 15, 2018.

Monthly Dividends Declared in First Quarter 2014

On March 6, 2014, the Company’s board of directors declared monthly dividends of $0.115 per share payable in April, May and June 2014. These monthly dividends, as set forth in the following table, total $0.345 per share:

Record Date	Payment Date	Amount Per Share
March 19, 2014	April 15, 2014	$0.115
April 17, 2014	May 15, 2014	$0.115
May 20, 2014	June 16, 2014	$0.115
	Total:	$0.345

When declaring dividends, the Company’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 12, 2014 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 42216766.

A live webcast will be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through March 14, 2014. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 42216766. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF”. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share data)

	December 31,
	2013	2012
Assets
Non-affiliate investments at fair value (cost of $234,310 and $239,385, respectively)	$221,284	$228,613
Investment in money market funds	1,188	2,560
Cash	25,341	1,048
Restricted investments in money market funds	5,951	—
Interest receivable	4,240	2,811
Other assets	5,733	4,626
Total assets	$263,737	$239,658

Liabilities
Borrowings	$122,343	$89,020
Dividends payable	3,315	3,301
Base management fee payable	439	402
Incentive fee payable	852	855
Other accrued expenses	953	1,108
Total liabilities	127,902	94,686

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2013 and 2012	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 9,608,949 and 9,567,225 shares outstanding as of December 31, 2013 and 2012	10	10
Paid-in capital in excess of par	154,975	154,384
Accumulated undistributed net investment income	1,463	1,428
Net unrealized depreciation on investments	(13,026)	(10,772)
Net realized loss on investments	(7,587)	(78)
Total net assets	135,835	144,972
Total liabilities and net assets	$263,737	$239,658
Net asset value per common share	$14.14	$15.15

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Investment income
Interest income on non-affiliate investments	$7,925	$7,486	$31,904	$25,289
Fee income on non-affiliate investments	850	452	1,739	1,375
Total investment income	8,775	7,938	33,643	26,664
Expenses
Interest expense	2,238	1,529	8,124	4,283
Base management fee	1,373	1,166	5,209	4,208
Performance based incentive fee	852	855	3,318	2,847
Administrative fee	280	228	1,169	1,082
Professional fees	487	281	1,464	1,027
General and administrative	56	226	848	990
Total expenses	5,286	4,285	20,132	14,437
Net investment income before excise tax	3,489	3,653	13,511	12,227
Provision for excise tax	(80)	(237)	(240)	(231)
Net investment income	3,409	3,416	13,271	11,996

Net realized and unrealized loss on investments
Net realized (loss) gain on investments	(1,670)	169	(7,509)	108
Provision for excise tax	—	—	—	—
Net unrealized depreciation on investments	(6,250)	(7,996)	(2,254)	(8,113)
Net realized and unrealized loss on investments	(7,920)	(7,827)	(9,763)	(8,005)

Net (decrease) increase in net assets resulting from operations	$(4,511)	$(4,411)	$3,508	$3,991
Net investment income per common share	$0.35	$0.36	$1.38	$1.41
Change in net assets per common share	$(0.47)	$(0.46)	$0.37	$0.47
Weighted average shares outstanding	9,599,199	9,564,410	9,583,257	8,481,604